                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.___ )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))

                               BNC MORTGAGE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                            BNC MORTGAGE, INC.

[BNC LOGO]          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     You are cordially invited to attend the Annual Meeting of Stockholders of BNC MORTGAGE, INC., a Delaware corporation (the "Company"), to be held at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California 92614, on December 14, 1999 at 10:00 a.m. local time. The Annual Meeting of Stockholders of the Company is being held for the following purposes:

          1. To elect Kelly W. Monahan and Keith C. Honig as Class II directors to serve on the Board of Directors until the Annual Meeting of Stockholders to be held in 2002.

          2. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to enable the Board of Directors to amend or adopt the Company's Bylaws.

          3. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the independent accountants of the Company for the fiscal year ending June 30, 2000.

          4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on October 15, 1999 as the record date for determining those stockholders who will be entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

     Representation of at least a majority of all outstanding shares of Common Stock of the Company is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted.

     Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.


Dated: October 29, 1999


                                          For the Board of Directors

                                        /s/ EVAN R. BUCKLEY

                                          Evan R. Buckley,
                                          Chairman of the Board,
                                          Chief Executive Officer and Secretary

                               BNC MORTGAGE, INC.
                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                         FOR ANNUAL MEETING TO BE HELD
[BNC LOGO]         DECEMBER 14, 1999 AT 10:00 A.M. LOCAL TIME


     This proxy statement is delivered to you by the Board of Directors of BNC Mortgage, Inc. (the "Company"), a Delaware corporation, on behalf of the Company, in connection with the Annual Meeting of Stockholders of the Company to be held on December 14, 1999 at 10:00 a.m. local time at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California 92614 (the "Meeting") and at any adjournments thereof. The approximate mailing date for this proxy statement and the enclosed proxy is November 18, 1999.


                         VOTING RIGHTS AND SOLICITATION

     If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted for the election of the two nominees for directors named herein, the ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending June 30, 2000, and the amendment to the Company's Certificate of Incorporation enabling the Board of Directors to amend the Company's Bylaws. Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Meeting. The Company's principal executive office is located at 1063 McGaw Avenue, Irvine, California 92614-5532.

     The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of Common Stock of the Company.

     The Company's Annual Report to Stockholders for the year ended June 30, 1999, is concurrently being provided to each stockholder.


     Holders of Common Stock of record at the close of business on October 15, 1999 will be entitled to vote at the Meeting. There were 5,042,350 shares of Common Stock, $.001 par value per share, outstanding at that date. Each share of Common Stock is entitled to one vote and the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the Meeting. The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of the Class II directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. Broker non-votes occur when a broker holding a customer's securities in street name has not received voting instructions from the customer on certain matters. The amendment to the Company's Certificate of Incorporation enabling the Board of Directors to amend the Bylaws requires the affirmative vote of a majority of all of the shares entitled to vote thereon. For purposes of the vote on this proposed amendment, abstentions and broker non-votes will be counted as votes cast against the proposal. The affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is necessary for the ratification of the appointment of Ernst & Young LLP as the Company's independent accountants. For purposes of the vote on this matter, abstentions will be counted as votes cast against the proposal, whereas broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Company's Board of Directors are divided into three classes, with each class serving a three-year term and thereafter until their successors are duly elected and qualified or until death, resignation or removal. One class of Directors will be elected annually at the Annual Meeting of Stockholders. The Company's Bylaws currently provide for a variable Board of Directors with a range of between five and nine members. The Company currently has five members on its Board of Directors. The Company's Bylaws give the Board the authority to establish, increase or decrease the number of directors.

     Unless otherwise directed by stockholders within the limits set forth in the Bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of Kelly W. Monahan and Keith C. Honig, who are currently members of the Company's Board of Directors. The Company has been advised by Messrs. Monahan and Honig of their availability and willingness to serve if elected. In the event that either Messrs. Monahan and Honig becomes unavailable or unable to serve as a Director of the Company prior to the voting, the proxyholders will refrain from voting for him or will vote for a substitute nominee in the exercise of their best judgment.

INFORMATION CONCERNING NOMINEES

     The following table sets forth certain information with respect to the nominees for Director of the Company.

                                                 CLASS AND YEAR
                                                    IN WHICH
                 NAME                    AGE    TERM WILL EXPIRE           POSITION
                 ----                    ---    ----------------    ----------------------
Kelly W. Monahan++.....................  42      Class II (2002)    President and Director
Keith C. Honig+........................  39      Class II (2002)    Director

---------------
+ Member of the Audit Committee

++ Member of the Compensation Committee

     KELLY W. MONAHAN has been President of the Company since December 1997 and a director of the Company since October 1997. Mr. Monahan has been President and Secretary of Mortgage Logic.com, Inc., the Company's wholly-owned subsidiary, since February 1999. From the Company's inception through March 1999, Mr. Monahan was the Company's Chief Financial Officer, and from the Company's inception through December 1997, he was the Company's Executive Vice President. From July 1992 to July 1995, Mr. Monahan served as Vice President and Chief Financial Officer of Quality Mortgage USA, Inc. ("Quality Mortgage"), where his responsibilities included the management of all financial aspects of a national mortgage banker, including the issuance of mortgage backed securities, secondary marketing, interest rate hedging, cash management, financial reporting, and strategic planning. From February 1989 to July 1992, Mr. Monahan was a practitioner for Monahan and Associates, an accounting and consulting firm.

     KEITH C. HONIG has been a director of the Company since February 1998. Mr. Honig has been Vice President of Mortgage Lending and Real Estate of SunAmerica Inc. ("SunAmerica"), a financial services company since April 1999. From December 1994 to April 1999, Mr. Honig was Associate Counsel of SunAmerica, and in addition, from July 1997 to April 1999, he was its Director of Mortgage Lending and Real Estate. From October 1991 through December 1994, Mr. Honig was an associate at Gibson, Dunn & Crutcher, a law firm. Mr. Honig is also a certified public accountant.

DIRECTORS NOT STANDING FOR ELECTION

     The members of the Board of Directors who are not standing for election at this year's Annual Meeting of Stockholders are set forth below.

                                                CLASS AND YEAR
                                                   IN WHICH
                 NAME                   AGE    TERM WILL EXPIRE               POSITION
                 ----                   ---    ----------------    -------------------------------
Evan R. Buckley+......................  47     Class I (2001)      Chairman of the Board, Chief
                                                                   Executive Officer and Secretary
Joseph R. Tomkinson++.................  52     Class III (2000)    Director
Richard B. Whiting....................  52     Class III (2000)    Director

---------------
+ Member of the Audit Committee

++ Member of the Compensation Committee

     EVAN R. BUCKLEY has been the Chief Executive Officer, Secretary and a director of the Company since its inception. Mr. Buckley was the President of the Company from its inception to December 1997. Prior to founding the Company, Mr. Buckley was a co-founder of Quality Mortgage, a residential mortgage banker. From November 1991 to May 1995, Mr. Buckley was the Vice President of Loan Production of Quality Mortgage, where he was responsible for assembling and managing loan production activities. Mr. Buckley brings over 21 years of experience in real estate financing and mortgage banking to the Company.

     JOSEPH R. TOMKINSON has been a director of the Company since February 1998. Mr. Tomkinson has been the Chairman of the Board of Impac Mortgage Holdings, Inc. (AMEX-IMH) since April 1998 (after being promoted from Vice Chairman of the Board which he was since August 1995) and its Chief Executive Officer since its inception. Mr. Tomkinson has been Chairman of the Board and Chief Executive Officer of RAI Advisors, LLC, Impac Funding Corporation ("IFC") and Impac Warehouse Lending Group, Inc. since their respective inceptions, and he was Chairman of the Board and Chief Executive Officer of Impac Commercial Holdings (AMEX-ICH) and Impac Commercial Capital Corporation from February 1997 to May 1999. Mr. Tomkinson served as President of Imperial Credit Industries, Inc. (Nasdaq-ICII) ("ICII") from January 1992 to February 1996 and has been a director of ICII since December 1991.

     RICHARD B. WHITING has been a director of the Company since June 1999. Mr. Whiting was a Manager at Donaldson, Lufkin & Jenrette, Securities Corporation from May 1987 to August 1994. Mr. Whiting has been a member of the Board of Directors at Kestrel Technologies, a company that develops software for online trading, since August 1997, and he has been a member of the Board of Directors at Prime Capital Funding, which is a commercial real estate lender that is related to Prime Capital Corp. (Nasdaq-PMCP), since November 1997.

     There are no family relationships between any of the Directors or executive officers of the Company. Any vacancy on the Board of Directors for any cause including an increase in the number of directors may be filled by a majority of the remaining directors.

COMMITTEES AND ATTENDANCE AT BOARD MEETINGS

     Fourteen meetings of the Board of Directors were held in fiscal year 1999. For the applicable period of time during which each Director, held his position in fiscal year 1999, each Director, except for Mr. Tomkinson, attended at least 75% of the aggregate of all meetings held by (i) the Board of Directors and (ii) those committees of the Board of Directors on which such Director served. Mr. Tomkinson attended more than 50% of the aggregate of all meetings held by (i) the Board of Directors and (ii) the Compensation Committee on which he serves.

     The Audit Committee was established by the Board of Directors on February 3, 1998. The purpose of the Audit Committee is to recommend engagement of the Company's independent auditors, to approve the services performed by such auditors, to consult with such auditors and review with them the results of their examination, to review and approve any material accounting policy changes affecting the Company's operating results and to review the Company's control procedures and personnel. The Audit Committee did not meet during fiscal year 1999. The Compensation Committee was established by the Board of Directors on February 3, 1998. The purpose of the Compensation Committee is to review and approve the compensation benefits and severance arrangements for the Company's officers and other employees, administer the Company's Stock Plans and make recommendations to the Board regarding such matters. The Compensation Committee met once during fiscal year 1999. The Board of Directors does not presently have a nominating committee.

EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the Executive Officers of the Company who are not also directors. For information concerning Evan R. Buckley and Kelly W. Monahan, see "Election of
Directors -- Information Concerning Nominees" and "-- Directors Not Standing For Election."

                      NAME                           AGE              POSITION
                      ----                           ---    ----------------------------
Peter R. Evans...................................    38     Chief Financial Officer
Al Lapena........................................    40     Vice President of Operations
Gary Vander-Haeghen..............................    44     Vice President of Sales

     PETER R. EVANS has been the Chief Financial Officer for the Company since March 1999. Mr. Evans has been Chief Financial Officer of Mortgage Logic.com, Inc. since February 1999. From March 1998 to March 1999, Mr. Evans was the Vice President of Finance for the Company. Mr. Evans served as Senior Vice President and Partner of Koll Real Estate Group, Inc. (Nasdaq-KREG) from June 1996 to February 1998, where he was responsible for the accounting, tax and financing of its joint venture and development projects, and from April 1994 to June 1996, he was its Vice President of Corporate Finance. From September 1992 to March 1994, Mr. Evans was a Portfolio Manager for the Southern California Division of Koll Management Services, Inc. (Nasdaq-KOLL). From October 1988 to August 1992, Mr. Evans was Group Controller for The Koll Development Company, and from June 1984 to October 1988, he was an accountant for Deloitte Haskins & Sells.

     AL LAPENA has been the Vice President of Operations for the Company since January 1998. From July 1997 to January 1998, Mr. Lapena was the Director of Secondary Marketing for the Company. From 1992 to 1997, Mr. Lapena was the Vice President of the Real Estate Finance Group of the Taxable Fixed Income Division for Donaldson, Lufkin & Jenrette, Inc. where he was responsible for the management of whole loan trades involving prime and subprime mortgage loans purchased from sellers/originators with contractual relationships with DLJ Mortgage Capital, Inc.

     GARY VANDER-HAEGHEN has been the Vice President of Sales for the Company since September 1996. From November 1995 through September 1996, Mr. Vander-Haeghen was with the Company in a non-executive capacity. From December 1991 to November 1995, Mr. Vander-Haeghen was a Branch Manager for Quality Mortgage, where he opened and managed its San Diego branch. Mr. Vander-Haeghen has been in the real estate financing industry for over 20 years.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation paid by the Company to its Chief Executive Officer and the other executive officers whose annual salary and bonus were in excess of $100,000 during the fiscal year ended June 30, 1999 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                     ANNUAL COMPENSATION              COMPENSATION
                                           ---------------------------------------    ------------
                                                                                       SECURITIES
                                                                    OTHER ANNUAL       UNDERLYING
   NAME AND PRINCIPAL POSITION     YEAR     SALARY      BONUS      COMPENSATION(1)     OPTIONS(#)
   ---------------------------     ----    --------    --------    ---------------    ------------
Evan R. Buckley..................  1999    $284,615    $280,000        $  488            15,000
Chairman of the Board and          1998    $231,923    $ 83,334        $  406                --
  Chief Executive Officer          1997    $155,769    $189,200        $  325                --
Kelly W. Monahan.................  1999    $234,616    $220,000        $1,875            15,000
  President                        1998    $181,154    $ 66,667        $1,141            12,500
                                   1997    $116,584    $ 52,500        $  583                --
Peter R. Evans...................  1999    $136,538    $ 20,000        $1,024            10,000
  Chief Financial Officer(2)
Al Lapena........................  1999    $150,000    $ 22,500        $1,425            10,000
  Vice President of Operations     1998    $136,290    $ 10,000        $  487            12,500
                                   1997    $ 36,538    $  8,400            --                --
Gary Vander-Haeghen..............  1999    $100,000    $105,000        $1,500                --
  Vice President of Sales          1998    $100,000    $ 63,337        $1,500            10,000
                                   1997    $119,800    $ 13,400        $1,900                --

---------------
(1) Represents contributions under the Company's 401(k) Plan.

(2) Appointed Chief Financial Officer by the Company's Board of Directors on February 9, 1999.

STOCK OPTIONS

     In October 1997, the Board of Directors and stockholders of the Company adopted the 1997 Stock Option, Deferred Stock and Restricted Stock Plan (the "Stock Option Plan"), which provides for the grant of incentive stock options ("ISOs") that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), stock options not so qualified ("NQSOs"), deferred stock, restricted stock, stock appreciation rights and limited stock appreciation rights awards ("Awards"). The Stock Option Plan may be administered by the Board of Directors or a committee of the Directors (the "Administrator"). ISOs may be granted to the officers and key employees of the Company, any of its subsidiaries or parent corporation. NQSOs and Awards may be granted to the directors, officers and key employees of the Company or any of its subsidiaries or parent corporation. The exercise price for any option granted under the Stock Option Plan may not be less than 100% (or 110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding Common Stock) of the fair market value of the shares of Common Stock at the time the option is granted. The purpose of the Stock Option Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects the Company. The effective date of the Stock Option Plan was October 23, 1997.

     Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the Stock Option Plan authorizes the grant of options to purchase, and Awards of, up to 800,000 shares. If an option granted under the Stock Option Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the Stock Option Plan.

     Under the Stock Option Plan, the Company may make loans available to stock option holders, subject to Board of Directors' approval, in connection with the exercise of stock options granted under the Stock Option

Plan. If shares of Common Stock are pledged as collateral for such indebtedness, such shares may be returned to the Company in satisfaction of such indebtedness. If so returned, such shares shall again be available for issuance in connection with future stock options and Awards under the Stock Option Plan.

     Unless previously terminated by the Board of Directors, no options or Awards may be granted under the Stock Option Plan after October 22, 2007.

     Options granted under the Stock Option Plan will become exercisable in accordance with the terms of the grant made by the Administrator. Awards will be subject to the terms and restrictions of the award made by the Administrator. The Administrator has discretionary authority to select participants from among eligible persons and to determine at the time an option or Award is granted and, in the case of options, whether it is intended to be an ISO or a NQSO, and when and in what increments shares covered by the option may be purchased.

     Under current law, ISOs may not be granted to any individual who is not also an officer or employee of the Company, any subsidiary or parent corporation.

     Each option must terminate no more than 10 years from the date it is granted (or 5 years in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the combined voting power of the Company's outstanding Common Stock). Options may be granted on terms providing for exercise in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option, as determined by the Administrator.

     ISOs generally are exercisable only by the optionee. NQSO's may be granted to permit transfer of the option to immediate family members (as defined in the Stock Option Plan).

     The exercise price of any option granted under the Stock Option Plan is payable in full (1) in cash, (2) by surrender of shares of the Company's Common Stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an Award under the Stock Option Plan, (3) by cancellation of indebtedness owed by the Company to the option holder, (4) by a full recourse promissory note executed by the option holder, (5) by requesting that the Company withhold whole shares of Common Stock then issuable upon exercise of an option, (6) by arrangement with a broker acceptable to the Administrator, or (7) by any combination of the foregoing. The terms of any promissory note may be changed from time to time by the Board of Directors to comply with applicable United States Internal Revenue Service or Securities and Exchange Commission (the "Commission") regulations or other relevant pronouncements.

     The Board of Directors may from time to time revise or amend the Stock Option Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding Award without his consent or may, without stockholder approval, increase the number of shares subject to the Stock Option Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant (with the exception of adjustments resulting from changes in capitalization), materially modify the class of participants eligible to receive options or Awards under the Stock Option Plan, materially increase the benefits accruing to participants under the Stock Option Plan or extend the maximum option term under the Stock Option Plan.

     The Company has granted options to purchase 641,365 shares of Common Stock at a per share exercise price ranging from $5.75 to $11.00 vesting from 33% to 50% on each anniversary of the date of grant. The Company has 158,635 shares of Common Stock underlying options available for grant.

     In the event of a change in control, any stock options not previously exercisable and vested, any stock appreciation rights outstanding for at least six months, restricted stock, and deferred stock will fully vest and the value of all such awards will be cashed out by payment of cash or other property, as determined by the Administrator, on the basis of a "change of control price." Furthermore, any indebtedness incurred in connection with the Stock Option Plan will be forgiven and collateral pledged in connection therewith shall be released. A "change of control" generally occurs when (i) any person becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company's securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director, with certain exceptions, who was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors, (iii) in some circumstances, the stockholders approve a merger or consolidation, or (iv) the stockholders approve the complete liquidation, sale or disposition of all or substantially all of the Company's assets. The "change of control price" generally means the higher of
(i) the highest price per share paid or offered in any transaction related to a change of control or (ii) the highest price per share paid in any transaction reported on the exchange on which the Company's Common Stock is listed at any time preceding the 60 day period as determined by the Administrator.

OPTIONS GRANTED IN FISCAL YEAR ENDED JUNE 30, 1999

                                                                                            POTENTIAL REALIZABLE
                                    INDIVIDUAL GRANTS                                         VALUE AT ASSUMED
-----------------------------------------------------------------------------------------     ANNUAL RATES OF
                                              PERCENTAGE OF                                     STOCK PRICE
                           NUMBER OF SHARES      OPTIONS                                      APPRECIATION FOR
                              UNDERLYING       GRANTED TO                                     OPTION TERM (5)
                           OPTIONS GRANTED      EMPLOYEES     EXERCISE PRICE   EXPIRATION   --------------------
          NAME                  (#)(1)           (%)(2)         ($/SH)(3)       DATE(4)      5% ($)     10% ($)
          ----             ----------------   -------------   --------------   ----------   --------   ---------
Evan R. Buckley..........       15,000             7.0            $5.75          1/4/09      34,251     137,483
Kelly W. Monahan.........       15,000             7.0            $5.75          1/4/09      34,251     137,483
Peter R. Evans...........       10,000             4.6            $5.75          1/4/09      36,168      91,655
Al Lapena................       10,000             4.6            $5.75          1/4/09      36,168      91,655
Gary Vander-Haeghen......           --              --               --              --          --          --

---------------
(1) Such stock options vest 50% per year on each anniversary of the date of grant.

(2) The total number of options granted to the Company's employees (not including 45,000 shares underlying options granted to non-employee directors) during fiscal year 1999 was 215,625.

(3) The exercise price for all options equals the fair market value of such shares at the date of grant as determined by the Board of Directors.

(4) Such stock options expire ten years from the date of grant or earlier upon termination of employment.

(5) Amounts reflect the assumed risks of appreciation set forth in the Commission's executive compensation disclosure requirements. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Stock appreciation gains do not represent the Company's estimate or projection of the future Common Stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                                    UNDERLYING            VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                                                              AT FISCAL YEAR END(#)     AT FISCAL YEAR END($)(1)
                                  SHARES                      ----------------------    ------------------------
                                ACQUIRED ON       VALUE            EXERCISABLE/               EXERCISABLE/
             NAME               EXERCISE(#)    REALIZED($)        UNEXERCISABLE              UNEXERCISABLE
             ----               -----------    -----------    ----------------------    ------------------------
Evan R. Buckley...............      --             --                 --/15,000                --/7,500
Kelly W. Monahan..............      --             --              4,166/23,334                --/7,500
Peter R. Evans................      --             --              5,000/20,000                --/5,000
Al Lapena.....................      --             --              4,166/18,334                --/5,000
Gary Vander-Haeghen...........      --             --               3,333/6,667                   --/--

---------------
(1) The value of in-the-money options is based on the difference between $6.25 closing price of the Company's Common Stock as reported by the Nasdaq National Market on June 30, 1999 and the exercise price of the option, multiplied by the number of shares subject to the option.

EMPLOYMENT AGREEMENTS

     The Company has entered into two and three-year employment agreements with Messrs. Buckley and Monahan, respectively, pursuant to which they would receive an annual base salary of $250,000 and $200,000, respectively, plus an annual bonus of up to $250,000 and $200,000, respectively, as determined by the Compensation Committee. In January 1999, each of their employment agreements was amended to increase their annual base salaries to $325,000 and $275,000, respectively, and to provide a non-discretionary stock appreciation bonus of that amount in cash equal to the amount of the closing price of the Company's Common Stock on December 31, 1999 in excess of $5.75 multiplied by 20,000. Compensation is subject to increase as recommended by the Compensation Committee of the Board of Directors of the Company.

     Pursuant to the employment agreements, as amended, if either officer's employment is terminated by the Company without cause or by either of Messrs. Buckley or Monahan for good reason (meaning the Company's uncured breach of any material term of the agreement or any diminution of Messrs. Buckley's or Monahan's powers, duties or authority), Messrs. Buckley or Monahan, as the case may be, would be paid his annual salary, a semi-annual bonus equal to 50% of his annual salary, the stock appreciation bonus, if any, when due and $70,000 annually on a pro rata basis through the term of the agreement, and he would receive benefits such as health insurance through the term of the agreement. If either officer's employment is terminated by the Company with cause or by either of Messrs. Buckley or Monahan voluntarily (meaning other than for good reason), Messrs. Buckley or Monahan, as the case may be, would be paid his annual salary through the date of termination, and a pro rata portion of his semi-annual bonus equal to 50% of his annual salary which together with an additional amount would equal an aggregate of $75,000, and he would receive benefits such as health insurance through the date of termination.

     Each officer agreed that during the term of the employment agreement and for a period of one year from the date of termination, he will not compete with the Company if the agreement is terminated by the Company or voluntarily by the officer. Upon any purchase, merger, reorganization, consolidation, acquisition of property or stock, or liquidation, the surviving corporation or successor is bound by each officer's employment agreement. The Company has agreed to require such surviving corporation or successor to assume and agree to perform the employment agreement in the same manner and to the same extent that the Company would be required to perform the agreement if no such succession had taken place.

401(k) PLAN

     The Company adopted a 401(k) savings plan (the "401(k) Plan") effective on July 1, 1996. Eligible employees may participate in the 401(k) Plan. Participants in the 401(k) Plan may defer compensation in an amount not in excess of the annual statutory limit ($10,000 in 1999). The Company may make matching contributions in the amount determined annually by the Board of Directors. All contributions are credited to separate accounts maintained in trust for each participant and are invested, at the participant's direction, in one or more of the investment funds made available under the 401(k) Plan. Matching contributions, if any, vest after three years. The 401(k) Plan is intended to qualify under Sections 401 and 501 of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) Plan and income earned on the plan contributions are not taxable to employees until withdrawn so that the contributions will be deductible by the Company when made.

COMPENSATION OF DIRECTORS

     The Company pays its non-employee directors an annual fee of $20,000 payable quarterly and reimburses them for reasonable expenses incurred in attending such meetings. In January 1999, the Company granted to each of its non-employee directors NQSOs to purchase 15,000 shares of the Company's Common Stock at a per share exercise price of $5.75, vesting 50% per year on each anniversary of the date of grant. In June 1999, the Company granted to Richard
B. Whiting, a non-employee director of the Company, NQSOs to purchase 15,000 shares of the Company's Common Stock at a per share exercise price of $5.75, vesting 50% per year on each anniversary of the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors is currently comprised of Messrs. Monahan and Tomkinson. Mr. Monahan is the Company's President, and Mr. Tomkinson is Chairman and Chief Executive Officer of IFC. See "Certain Relationships and Related Transactions" for a description of transactions between the Company and IFC.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Company's Board of Directors administers the policies governing the Company's executive compensation program. All issues pertaining to executive compensation are reviewed by the Compensation Committee and approved by the Company's Board of Directors. The Compensation Committee is comprised solely of one employee director and one non-employee director.

     The Compensation Committee believes that executive compensation should reward sustained earnings and long-term value created for stockholders and reflect the business strategies and long-range plans of the Company. The guiding principles affecting executive compensation are: (1) to attract and retain key high caliber executives; (2) to provide levels of compensation competitive with those offered by the Company's competitors; and (3) to motivate executives to enhance earnings and long-term stockholder value by linking stock performance (on a total returns basis) with long-term incentive compensation.

     The Company's executive compensation philosophy is to set base salary at a moderate market rate and then to provide performance-based variable compensation which allows total compensation to fluctuate according to the Company's earnings as well as to value received by stockholders. Targeted levels of executive compensation are set at levels consistent with others in the Company's industry, determined after comparison, with such compensation increasingly weighted towards programs contingent upon the Company's level of annual and long-term performance.

     The executive officers' compensation is comprised of three principal components: base salary, bonus and stock options or awards granted pursuant to the Company's Stock Option Plan. Base salary and bonus for the Chief Executive Officer and the President are determined by each of their respective employment agreements with the Company and will be reviewed at least annually by the Compensation Committee. See "Executive Compensation" for a description of the allocation of base salary. In January 1999, the employment agreements for Messrs. Buckley and Monahan were amended to increase their base salary and provide an additional bonus based on the Company's stock price. In January 1999, the Compensation Committee also approved increases to the respective base salaries of Messrs. Evans and Lapena and an additional bonus to each of them based on the Company's stock price. The Compensation Committee believes that the total compensation package of the executive officers should be linked to such factors as return on equity and to the total return of the Company's stock, both on an absolute basis and relative to similar companies, and to the attainment of planned objectives established at the beginning of the year. The Company uses stock options to align the long-range interest of its executive officers with the interests of stockholders. The amount of stock options that is granted to executive officers is determined by taking into consideration the officer's position with the Company, overall individual performance, the Company's performance and an estimate of the long-term value of the award considering current base salary and any cash bonus awarded.

     The Compensation Committee applies the foregoing principles and policies in examining the compensation of Evan R. Buckley, the Company's Chief Executive Officer. The Compensation Committee believes that Mr. Buckley, as Chief Executive Officer, significantly and directly influences the Company's overall performance. Pursuant to his employment agreement with the Company, the Chief Executive Officer's compensation for fiscal 1999 consisted of a base salary of $284,615, plus a bonus of $280,000. Such bonus was determined based on the operating performance of the Company. The Company also granted 15,000 stock options to the Chief Executive Officer during fiscal 1999.

     Section 162(m) was added to the Code as part of the Omnibus Budget Reconciliation Act of 1993. Section 162(m) limits the deduction for compensation paid to the Chief Executive Officer and the other Named Executive Officers to the extent that compensation of a particular executive exceeds $1,000,000, unless such compensation was based upon performance goals determined by a compensation committee consisting solely of two or more outside directors, the material terms of which are approved by a majority vote of the stockholders prior to the payment of such remuneration, or paid pursuant to a binding contract that was in effect on February 17, 1993. The compensation paid in fiscal 1999 to the Named Executive Officers was deductible.

     The Committee will review the Company's existing compensation program to determine the deductibility of future compensation paid or awarded pursuant thereto and will seek guidance with respect to changes to the Company's existing compensation program that will enable the Company to continue to attract and retain key individuals while optimizing the deductibility to the Company of amounts paid as compensation.

     The Committee believes that its overall executive compensation program will be successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group which will create added stockholder value.

                                          Respectfully submitted,

                                          Kelly W. Monahan,
                                          Chairman of the Compensation Committee
                                          Joseph R. Tomkinson

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a performance graph comparing the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the S&P 500 Stock Index and the Nasdaq Financial Index for the period commencing on March 10, 1998 through June 30, 1999. The graph assumes $100 invested on March 10, 1998 in the Company's Common Stock at the closing price of $11.625, the S&P 500 Stock Index and the Nasdaq Financial Index. The stock price performance shown on the graph is required by the Rules and Regulations of the Securities and Exchange Commission and is neither intended to forecast, nor is it necessarily indicative of, future price performance.

                                                   BNC MORTGAGE, INC.               S & P 500               NASDAQ FINANCIAL
                                                   ------------------               ---------               ----------------
3/11/98                                                    100                         100                         100
3/31/98                                                    112                         103                         103
6/30/98                                                     95                         107                         100
9/30/98                                                     52                          96                          83
12/31/98                                                    45                         116                          94
3/31/99                                                     39                         122                          92
6/30/99                                                     54                         131                         101

                    ASSUMES $100 INVESTED ON MARCH 11, 1998

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's Directors, officers, and persons who own more than ten percent of a registered class of the Company's securities, to file with the Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. Officers, Directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the fiscal year which ended June 30, 1998, all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten percent Stockholders were satisfied by such persons.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In August 1997, the Company loaned Kelly W. Monahan $100,000 at an annual rate equal to the federal funds rate. The note is secured by 41,237 shares of the Common Stock of the Company held by Mr. Monahan. The principal balance, with interest, is due upon the sale of such shares of Common Stock. As of June 30, 1999, no payments had been made on the loan.

     For fiscal year 1999, the Company sold $20.8 million of mortgage loans to IFC, a company of which Joseph R. Tomkinson, a director of the Company, is the Chief Executive Officer, a director and a significant common shareholder. In addition, the Company entered into a $50 million optional delivery master commitment to sell non-conforming mortgage loans to IFC.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of October 15, 1999 by (1) each person known to the Company to beneficially own more than five percent of the Company's Common Stock, (2) each Director, (3) the Named Executive Officers, and (4) all Directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.


                                                               NUMBER OF      PERCENTAGE
                                                                 SHARES        OF SHARES
                                                              BENEFICIALLY   BENEFICIALLY
                  NAME OF BENEFICIAL OWNER                       OWNED         OWNED(1)
                  ------------------------                    ------------   -------------
Evan R. Buckley(2)(3).......................................   1,549,717         30.7
Greenlight Capital, L.L.C.(4)...............................     665,400         13.2
SAFECO Asset Management Company(5)..........................     586,300         11.6
Wellington Management Company, LLP(6).......................     574,000         11.4
SAFECO Common Stock Trust(7)................................     461,900          9.2
Bay Pond Partners, L.P.(8)..................................     340,900          6.8
Kelly W. Monahan(2)(9)......................................     210,946          4.2
Gary Vander-Haeghen(2)(10)..................................      45,236            *
Al Lapena(2)(9).............................................      25,284            *
Peter R. Evans(2)(11).......................................       6,000            *
Joseph R. Tomkinson(12).....................................       6,000            *
Keith C. Honig(13)..........................................       6,000            *
Richard B. Whiting(14)......................................          --           --
All directors and executive officers as a group (8
  persons)(15)..............................................   1,849,183         36.7


---------------
  *  less than 1%


 (1) The percentage of beneficial ownership is calculated using 5,042,350 shares of Common Stock which were outstanding on October 15, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities.


 (2) Each of such persons can be reached through the Company at 1063 McGaw Avenue, Irvine, California 92614.

 (3) All of such shares are owned directly by the Buckley Family Trust, a trust created for the benefit of Mr. Buckley and his family, of which Mr. Buckley and his wife are co-trustees.

 (4) The number of shares represented is based upon the filings of the Securities and Exchange Commission by Greenlight Capital, L.L.C., David Einhorn and Jeffrey A. Keswin, which states that each has sole voting power and sole dispositive power with respect to said shares. Messrs. Einhorn and Keswin are principals of Greenlight Capital, L.L.C. Each of Messrs. Einhorn and Keswin and Greenlight Capital, L.L.C. can be reached at 420 Lexington Avenue, Suite 875, New York, New York 10170.


 (5) The number of shares represented is based upon filings with the Securities and Exchange Commission as of June 30, 1999. SAFECO Asset Management Company and SAFECO Corporation have both shared voting power and shared dispositive power with respect to said shares. The shares are owned beneficially by registered investment companies for which SAFECO Asset Management Company and SAFECO Corporation serve as investment advisers, and the shares represented include the 461,900 shares reported as owned by SAFECO Common Stock Trust. Both of such entities disclaims beneficial ownership of said shares. SAFECO Corporation can be reached at SAFECO Plaza, Seattle, Washington 98185. SAFECO Asset Management Company can be reached at 601 Union Street, Suite 2500, Seattle, Washington 98101.

 (6) The number of shares represented is based upon filings with the Securities and Exchange Commission as of June 30, 1999. Wellington Management Company, LLP has both shared voting power and shared dispositive power with respect to said shares. Wellington Management Company, LLP beneficially owns said shares in its capacity as an investment adviser on behalf of its clients, including Bay Pond Partners, L.P., which are the owners of record of the shares. Wellington Management Company, LLP, can be reached at 75 State Street, Boston, Massachusetts 02109.

 (7) The number of shares represented are based upon filings with the Securities and Exchange Commission as of June 30, 1999. SAFECO Asset Management Company, SAFECO Corporation and SAFECO Common Stock Trust, have both shared voting power and shared dispositive power with respect to said shares. SAFECO Common Stock Trust can be reached at SAFECO Plaza, Seattle, Washington 98185.

 (8) The number of shares represented is based upon information provided by Bay Pond Partners, L.P. Bay Pond Partners, L.P., Wellington Hedge Management, Inc. and Wellington Hedge Management LLC have both shared voting power and shared dispositive power with respect to said shares. Each entity can be reached at 75 State Street, Boston, Massachusetts 02109.

 (9) Includes options to purchase 4,166 shares which are currently exercisable.

(10) Includes options to purchase 3,333 shares which are currently exercisable.

(11) Includes options to purchase 5,000 shares which are currently exercisable.

(12) Includes options to purchase 6,000 shares which are currently exercisable. Mr. Tomkinson can be reached at 20371 Irvine Avenue, Santa Ana Heights, California 92707.

(13) Includes options to purchase 6,000 shares which are currently exercisable. Mr. Honig can be reached at 1 SunAmerica Center, Los Angeles, California 90067.

(14) Mr. Whiting can be reached at 20 Carriage Hill Drive, Far Hills, New Jersey 07931.

(15) Includes options to purchase 16,665 shares which are currently exercisable.

PROPOSAL NO. 2

           AMENDMENT ENABLING THE BOARD OF DIRECTORS TO AMEND BYLAWS

     This amendment would enable the Board of Directors to amend any provision of the Company's Bylaws or to adopt any additional Bylaws, except with respect to certain corporate actions that would otherwise require the approval of the holders of a majority of the Company's voting stock entitled to vote on such a proposal pursuant to the Certificate of Incorporation or the Bylaws.

     The Delaware General Corporation Law ("DGCL") reserves the power to amend or repeal a corporation's bylaws exclusively to its stockholders unless the certificate of incorporation also confers such power upon the directors. If the certificate of incorporation confers such power upon the directors, the stockholders nevertheless retain the power to adopt, amend, or repeal the company's bylaws. Unlike the certificate of incorporation of many companies, the Company's Certificate of Incorporation currently does not allow the Board of Directors to amend any provisions of the Bylaws or to adopt any additional Bylaws. The amendment to the Company's Certificate of Incorporation as discussed in this proposal is attached hereto as Exhibit A.

     Under the DGCL, a corporation's certificate of incorporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority (or such greater proportion as is specified in the corporation's certificate of incorporation) of the outstanding shares entitled to vote. This proposed amendment has been duly approved by the Board of Directors, which deems it advisable that this amendment be adopted by the Company's stockholders. By enabling the Board of Directors to amend any Bylaws or adopt any additional Bylaws without stockholder approval, except as set forth in the Company's Certificate of Incorporation or Bylaws, this amendment provides the Directors with the ability to better effectuate the Company's day-to-day business and conduct its affairs in a timely fashion.

     This proposal requires the approval of a majority of all the votes entitled to be cast by the Company's stockholders.

PROPOSAL NO. 3

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected and appointed Ernst & Young LLP to act as the Company's independent accountants for the year ending June 30, 2000. In recognition of the important role of the independent accountants, the Board of Directors has determined that its selection of such accountants should be submitted to the stockholders for review and ratification on an annual basis.

     Ernst & Young LLP has examined the financial statements of the Company since its inception. Management is satisfied with their performance to date.

     The affirmative vote of a majority of the shares voting on this proposal is required for its adoption. In view of the difficulty and the expense involved in changing independent accountants on short notice, if the proposal is not approved, it is contemplated that the appointment of Ernst & Young LLP for 2000 may be permitted to stand, unless the Board of Directors finds other compelling reasons for making a change. Disapproval of this Proposal will be considered as advice to the Board of Directors to select other independent accountants for the following year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

                            STOCKHOLDERS' PROPOSALS


     Stockholders are hereby notified that if they wish a proposal to be included in the Company's Proxy Statement and form of proxy relating to the 2000 Annual Meeting of Stockholders, they must deliver a written copy of their proposal no later than July 29, 2000. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in the Company's proxy materials. Stockholders who wish to submit a proposal for consideration at the Company's 1999 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in the Company's Proxy Statement, must deliver a copy of their proposal no later than September 15, 2000. In either case, proposals should be delivered to BNC Mortgage, Inc., 1063 McGaw Avenue, Irvine, California 92614, Attention: Evan R. Buckley, Chairman of the Board, Chief Executive Officer and Secretary. To avoid controversy and establish timely receipt by the Company, it is suggested that stockholders send their proposals by certified mail, return receipt requested.

                                 OTHER BUSINESS

     The Board of Directors does not know of any other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have authority to vote all proxies in accordance with their discretion.

                                          By Order of the Board of Directors

                                        /s/ EVAN R. BUCKLEY

                                          Evan R. Buckley,
                                          Chairman of the Board,
                                          Chief Executive Officer and Secretary


Dated: October 29, 1999

Irvine, California

                                                                       EXHIBIT A
                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                               BNC MORTGAGE, INC.
                             A DELAWARE CORPORATION

     BNC Mortgage, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY as follows:

     FIRST: The Certificate of Incorporation of the Corporation is hereby amended by adding ARTICLE IX as follows:

     "In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, amend, alter or repeal the Bylaws of the Corporation."

     SECOND: The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL by (a) the Board of Directors of the Corporation having duly adopted a resolution setting forth such amendment and declaring its advisability and submitting it to the stockholders of the Corporation for their approval, and (b) the stockholders of the Corporation having duly adopted such amendment by vote of the holders of a majority of the outstanding stock entitled to vote thereon at the annual meeting of stockholders for 1999 called and held upon notice in accordance with Section 222 of the DGCL.

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment to be signed by Kelly W.
Monahan, its President, and attested by its Secretary, on        , 1999.

                                          --------------------------------------
                                          Kelly W. Monahan
                                          President

ATTEST:
        -----------------------------------------------------
        Evan R. Buckley
        Secretary

                               BNC MORTGAGE, INC.
                      1999 ANNUAL MEETING OF STOCKHOLDERS

       PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON DECEMBER 14, 1999
   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS ON BEHALF OF THE COMPANY


    The undersigned stockholder of BNC Mortgage, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 29, 1999, and hereby appoints Evan R. Buckley and Kelly W. Monahan, and each of them, proxies and attorneys-in-fact, with full power to each of substitution and resubstitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Stockholders of BNC Mortgage, Inc., to be held on December 14, 1999, at 10:00 a.m., local time, at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California 92614, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:


    1. Election of Class II Directors.

       Nominees: Kelly W. Monahan            [ ] FOR      [ ] WITHHELD

       Keith C. Honig                         [ ] FOR      [ ] WITHHELD

    2. To amend the Company's Certificate of Incorporation to enable the Board of Directors to amend or adopt Bylaws.

                   [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

    3. To ratify the appointment of Ernst & Young LLP as independent accountants for the year ending June 30, 2000.

                   [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

    4. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment thereof.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING  [ ]

MARK HERE FOR CHANGE OF ADDRESS AND NOTE AT LEFT  [ ]

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF EVAN R. BUCKLEY AND FOR THE RATIFICATION OF ERNST & YOUNG LLP AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                         This proxy must be
                                                         signed exactly as your
                                                         name appears hereon.
                                                         Executors,
                                                         administrators,
                                                         trustees, etc. should
                                                         give full title as
                                                         such. If the
                                                         stockholder is a
                                                         corporation, a duly
                                                         authorized officer
                                                         should sign on behalf
                                                         of the corporation and
                                                         should indicate his or
                                                         her title.

                                                         Date:

                                                                Signature

                                                         Date:

                                                                Signature

 PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.